Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustee was elected, with all funds of the Trust voting together as single class*, as follows:

                          Votes for        Votes withheld
Ravi Akhoury              2,566,689,700    3,929,918
Jameson A. Baxter         2,566,704,258    3,915,360
Charles B. Curtis         2,566,702,967    3,916,651
Robert J. Darretta        2,566,745,632    3,873,986
Myra R. Drucker           2,566,694,748    3,924,870
John A. Hill              2,566,712,158    3,907,460
Paul L. Joskow            2,566,754,802    3,864,816
Elizabeth T. Kennan       2,566,690,713    3,928,905
Kenneth R. Leibler        2,566,733,552    3,886,066
Robert E. Patterson       2,566,763,419    3,856,199
George Putnam, III        2,566,693,850    3,925,768
Robert L. Reynolds        2,566,757,540    3,862,078
W. Thomas Stephens        2,566,760,127    3,859,491
Richard B. Worley         2,566,734,621    3,884,997

* Reflects votes with respect to election of Trustees by funds of the Trust through January 15, 2010.


A proposal to approve a new management contract between the fund and Putnam Management was approvedas follows:

         Votes        Votes                           Broker
         for          against       Abstentions       non votes

         312,975      2                               2,527

A proposal to amend the fundamental investment restrictions with respect to investments in commodities was approved as follows:

        Votes         Votes                           Broker
        for           against        Abstentions      non votes

        312,975       2                               2,527


All tabulations are rounded to the nearest whole number.